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                                                                     EXHIBIT 5.1

                                January 20, 1997

United Dental Care, Inc.
14755 Preston Road
Suite 300
Dallas, Texas 75240

Gentlemen:

         We have acted as counsel for United Dental Care, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 1,022,000 shares (the "Shares") of Common Stock, $.10 par value per share, of the Company to be offered upon the terms and subject to the conditions set forth in the United Dental Care, Inc. Amended and Restated 1989 Key Employee Stock Option Plan and the United Dental Care, Inc. 1995 Stock Option Plan, as amended (collectively, the "Plans"). At your request, this opinion is furnished to the Company for filing as Exhibit 5.1 to the Registration Statement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plans, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We have also reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the Shares.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based solely on the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement will be, when paid for and issued in accordance with the terms of the Plans, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

         The opinion set forth above is limited exclusively to the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations under the Securities Act.

                                        Very truly yours,



                                        /s/ STRASBURGER & PRICE, L.L.P.
                                        STRASBURGER & PRICE, L.L.P.